March 31, 2011

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SOLIDO VENTURES INC.

We hereby consent to the use in this Registration Statement (the “Registration Statement”) on Form 10 of our report dated April 19, 2011, relating to the balance sheet of SOLIDO VENTURES INC. (a development stage company) (the “Company”) as of March 31, 2011, and the related statements of operations, changes in stockholders' equity and cash flows for the period from March 31, 2011 (inception) through March 31, 2011, which report includes an explanatory paragraph as to substantial doubt about the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

Weaver & Martin, LLC

April 19, 2011